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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BankUnited, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333 172035 and 333-179800) on Form S-8 of BankUnited, Inc. of our reports dated February 25, 2013, with respect to the consolidated balance sheets of BankUnited, Inc. and subsidiaries (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders' equity for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of the Company.

        Our report dated February 25, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states that the Company acquired Herald National Bank (Herald) during 2012, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2012, Herald's internal control over financial reporting associated with total assets of $490.5 million and total net interest income of $13.5 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Herald.

                      /s/ KPMG LLP

Miami, Florida
February 25, 2013
Certified Public Accountants

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm